Exhibit 99.1
KMG News Release
FOR IMMEDIATE RELEASE
CHEMICAL INDUSTRY VETERAN JOHN C. HUNTER NAMED TO BOARD OF DIRECTORS OF KMG CHEMICALS
HOUSTON, TX — May 25, 2011 — KMG Chemicals, Inc. (NASDAQ GS: KMGB), a global provider of specialty chemicals in carefully focused markets, today announced that John C. Hunter has been elected to the Company’s Board of Directors. With his addition, KMG’s Board of Directors is now comprised of ten members, eight of whom, including Mr. Hunter, are independent.
Mr. Hunter brings over 40 years of global chemical industry experience to KMG. He began his career in 1969 with Monsanto Company, and for the next three decades held positions of increasing responsibility in areas such as engineering, sales, and management. He was appointed Vice President and General Manager, Asia Pacific, for the Specialty Chemicals Division of Monsanto Chemical Company in 1989, and Vice President and General Manager, Fibers Division and Asia-Pacific for the Chemicals Group, an operating unit of Monsanto Company, in 1993. Mr. Hunter became President of the Fibers Business Unit in 1995. In September 1997, Monsanto spun off its chemicals business as Solutia Inc., and appointed Mr. Hunter President and Chief Operating Officer. He became President and Chief Executive Officer in May of 1999 and added the role of Chairman of the Board on December 1, 1999. Mr. Hunter retired as Chairman, President, and Chief Executive Officer of Solutia in 2004.
Mr. Hunter is currently a member of the Board of Directors of Penford Corporation and Energizer Holdings, Inc. He received a B.S. degree in Chemical Engineering from the Georgia Institute of Technology and an M.B.A from the University of Houston. Mr. Hunter served in the United States Army, achieving the rank First Lieutenant in the Chemical Corps.
Neal Butler, President and CEO of KMG, stated, “John is a valuable addition to KMG’s Board of Directors and I am delighted to welcome him to the Company. He is an accomplished, highly regarded executive with a track record of success. We look forward to benefiting from John’s experience and counsel as a member of our Board, particularly as we enter the final stages of integrating our latest Electronic Chemicals acquisition and continue to execute on our long-term growth strategy.”

KMG News Release
About KMG
KMG Chemicals, Inc., through its subsidiaries, produces and distributes specialty chemicals to carefully focused markets. The Company grows by acquiring and optimizing stable chemical product lines and businesses with established production processes. Its current operations are focused on the electronic, wood treatment, and agricultural chemical markets. For more information, visit the Company’s web site at www.kmgchemicals.com.
The information in this news release includes certain forward-looking statements that are based upon assumptions that in the future may prove not to have been accurate and are subject to significant risks and uncertainties, including statements as to the future performance of the company. Although the company believes that the expectations reflected in its forward-looking statements are reasonable, it can give no assurance that such expectations or any of its forward-looking statements will prove to be correct. Factors that could cause results to differ include, but are not limited to, successful performance of internal plans, product development acceptance, the impact of competitive services and pricing and general economic risks and uncertainties.

Contacts:

John V. Sobchak	Investor Relations Counsel:
Chief Financial Officer	The Equity Group Inc.
KMG Chemicals, Inc.	Melissa Dixon
713-600-3814	212-836-9613
JSobchak@kmgchemicals.com	MDixon@equityny.com
www.kmgchemicals.com
Devin Sullivan
212-836-9608
DSullivan@equityny.com
www.theequitygroup.com